Exhibit 99.1

Civista Bancshares, Inc. ANNOUNCES THIRD Quarter Common Dividend

Sandusky, Ohio, July 22, 2026 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announces that the Board of Directors has approved and declared a quarterly dividend of 18 cents per common share, consistent with the prior quarter, to shareholders of record as of August 14, 2026, payable on August 18, 2026.

This dividend represents a payout of approximately $3.7 million. Based on the Civista’s closing stock price of $28.22 on June 30, 2026, the quarterly dividend produces an annualized yield of 2.55%.

About Civista Bancshares, Inc.:

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission.

CONTACTS: Ian Whinnem SVP, Chief Financial Officer, at iwhinnem@civista.bank or (419) 627-4651.

Source: Civista Bancshares, Inc.